Exhibit 10.1

May 2, 2016

John Gallina

15566 Hidden Oaks Lane

Carmel, IN 46033-8160

Dear John:

I am pleased to confirm our offer of the position of Executive Vice President and Chief Financial Officer, reporting to me, effective June 1, 2016. In recognition of your expertise and potential contributions, your compensation and benefits have been structured as follows:

•	Base annual salary of $750,000, effective on May 30, 2016

•	Annual Incentive Plan opportunity target of 100% of your eligible earnings, pro-rated based on your effective date in this position.

•	Directed Executive Compensation Plan (DEC) providing $30,000 in Cash Credits. Your benefit increase to $2,500 per month begins in June.

•	You will receive a promotional stock grant with a value of approximately $1,000,000 on June 1, 2016. This grant will include restricted stock units (RSUs), performance stock units (PSUs), and stock options.

•	Approximately $250,000 of this value will be in the form of RSUs. Each RSU represents one share of Anthem Common Stock. For example, if the stock price was $140.00 on the date of grant, the value of one RSU share would be $140.00. The number of RSUs will be set on the date of grant based on the following formula: # of RSUs = $250,000 / ANTM Stock Price, with the number of shares rounded to the nearest share.

•	You will receive these shares less shares withheld to pay income taxes in three installments commencing on the first anniversary of the grant date, assuming your continued service.

•	Approximately $500,000 of this value will be in the form of PSUs. Each PSU represents one share of Anthem Common Stock. For example, if the stock price was $140.00 on the date of grant, the value of one PSU share would be $140.00. The number of PSUs will be set on the date of grant based on the following formula: # of PSUs = $500,000 / ANTM Stock Price.

•	The number of PSUs will be adjusted after the end of the three-year performance period based on how well Anthem performs versus selected performance measures. The adjusted number of PSUs will be from 0 – 200% of the target number you were originally granted.

•	You will receive these shares less shares withheld to pay income taxes at the end of the three-year performance period, assuming your continued service.

•	Approximately $250,000 of this value will be in the form of stock options. A stock option provides you with the right to purchase shares of Anthem stock at the market price on the date of the grant during the ten year exercise term. The value you actually realize from an option will be based on Anthem’s stock price appreciation between the date the options are granted to you and the date that you purchase the shares, and will be subject to income taxes on the purchase date.

•	The cost of granting a stock option is approximately 23.4% of the stock price. For example, if the stock price was $140.00 on the date of grant, the value of one option share would be $140.00 x 23.4% = $32.76. The number of shares will be set on the date of grant based on the following formula: # of shares = $250,000 / (ANTM Stock Price x approximately 23.4%), with the number of shares rounded to the nearest share.

•	These stock options have an exercise term of 10 years from the date of grant (assuming continued service) and vest in six semiannual installments over the first three years.

•	Long Term Stock Incentive (LTSI) – You will be eligible to be considered for stock option/restricted stock grants commensurate with your position. The promotional grant above is based on a seven month proration of the difference in the 2016 target for the CFO role of $2,500,000 and the annual grant you received in March.

•	Executive Agreement Plan – you will continue to participate in the Anthem, Inc. Executive Agreement Plan at the Executive Vice President level, which provides for severance benefits consisting of two years of salary and target bonus plus outplacement services and continued health and DEC benefits while receiving severance. The severance benefit increases to three years during the Cigna Integration Period (as defined in the Plan).

•	Stock Ownership Guidelines- You will be responsible for maintaining beneficial ownership of Anthem stock equal to three times your base pay. You will have two years from the date of your promotion to reach this ownership level.

•	You will remain eligible for the Total Rewards programs you currently enjoy as an executive of Anthem.

Congratulations on your new role!

Sincerely,

/s/ Joseph R. Swedish

Joseph R Swedish

Chairman, President & Chief Executive Officer